FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Fund	Fidelity California Limited Term Tax-Free Bond Fund
Trade Date	3/10/2016
Settle Date	3/17/2016
Security Name	CA ST 4% 12/1/21MT 30
CUSIP	13063CF47
Price	112.258
Transaction Value	$ 4,490,320.00
Class Size	$ 2,150,540,000.00
% of Offering	0.186%
Underwriter Purchased From	Citigroup
Underwriting Members: (1)	Citigroup
Underwriting Members: (2)	Goldman, Sachs & Co.
Underwriting Members: (3)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (4)	U.S. Bancorp Investments, Inc.
Underwriting Members: (5)	Academy Securities, Inc.
Underwriting Members: (6)	Alamo Capital
Underwriting Members: (7)	Blaylock Beal Van, LLC
Underwriting Members: (8)	BofA Merrill Lynch
Underwriting Members: (9)	BOSC, Inc.
Underwriting Members: (10)	Drexel Hamilton, LLC
Underwriting Members: (11)	Fidelity Capital Markets
Underwriting Members: (12)	FTN Financial Capital Markets
Underwriting Members: (13)	Hilltop Securities Inc.
Underwriting Members: (14)	Hutchinson, Shockey, Erley & Co.
Underwriting Members: (15)	J.P. Morgan
Underwriting Members: (16)	Jefferies
Underwriting Members: (17)	KeyBanc Capital Markets
Underwriting Members: (18)	Loop Capital Markets
Underwriting Members: (19)	Mesirow Financial, Inc.
Underwriting Members: (20)	Morgan Stanley
Underwriting Members: (21)	Ramirez & Co., Inc.
Underwriting Members: (22)	Raymond James
Underwriting Members: (23)	RBC Capital Markets
Underwriting Members: (24)	RH Investment Corporation
Underwriting Members: (25)	Rice Financial Products Company
Underwriting Members: (26)	Stern Brothers & Co.
Underwriting Members: (27)	Stifel
Underwriting Members: (28)	Wells Fargo Securities
Underwriting Members: (29)	William Blair